EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President and Chief Financial Officer 763-540-1554	Director, Communications 763-540-1212

TENNANT REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.39

MINNEAPOLIS, Minn., May 2, 2005 —Tennant Company (NYSE: TNC) today reported net earnings of $3.5 million, or $0.39 per diluted share, on net sales of $126.0 million for its first quarter ended March 31, 2005. In the comparable 2004 period, Tennant reported net income of $2.6 million, or $0.28 per diluted share, on net sales of $119.1 million.

        “We started 2005 with a solid first quarter,” said Janet M. Dolan, Tennant Company’s president and chief executive officer. “Our first quarter performance benefited from sales growth generated in part by new products and improved market coverage, as well as lower costs resulting from actions taken last year.” Sales grew in all geographies in the company’s first quarter. First quarter profitability also benefited from a sales mix that included a larger-than-usual percentage of direct sales of cleaning equipment, which have higher gross margins.

        Dolan reaffirmed that Tennant currently expects 2005 net earnings per diluted share to range from $1.80 to $2.10. “We currently believe we are well positioned to achieve our 2005 earnings targets despite a sales mix expected to be less favorable in future quarters.” The company’s 2005 guidance includes estimated expenses related to the issuance of performance shares, which replaced stock option grants in 2005. These costs will vary with the company’s 2005 financial performance. Previously issued but unvested stock options will be expensed beginning in 2006.

Review of Results

        Tennant’s consolidated net sales for the 2005 first quarter increased 5.8% compared with the 2004 first quarter. Volume growth across all geographies and price increases accounted for most of the first quarter increase in net sales. Favorable foreign currency exchange effects added about 1% to net sales.

        In North America, 2005 first quarter net sales totaled $82.7 million, up 4.8% from the 2004 first quarter. Revenues increased for equipment, including new products introduced in the latter part of 2004, and for service, parts and consumables.

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2 — Tennant Reports First Quarter Results

        In Europe, net sales for the 2005 first quarter increased 8.1% to $30.8 million compared with a 2004 first quarter that included the benefit of a large customer order. Revenue growth was driven primarily by sales of new products introduced in late 2004 and growth in service, parts and consumables. Favorable foreign currency exchange effects added about 3% to net sales in Europe in the 2005 first quarter.

        In Tennant’s other international markets, 2005 first quarter net sales increased 6.8% to $12.5 million compared with the 2004 first quarter. Higher sales in Latin America and the Middle East provided much of the revenue growth, with favorable foreign currency exchange effects adding about 1% to net sales in other international markets in the 2005 first quarter.

        Operating profit for the 2005 first quarter totaled $6.1 million, up 42% compared with the 2004 first quarter. The increase resulted from the sales growth in the quarter and an improved gross margin, which benefited from a sales mix that included a greater percentage of direct sales, improved operating efficiencies, lower costs resulting from actions taken in 2004 and favorable foreign currency exchange effects.

Company Profile

        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries. For more information, visit www.tennantco.com.

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3 — Tennant Reports First Quarter Results

        This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

        We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

        Tennant will host a conference call to discuss its quarterly results today, May 2, 2005, at 10:00 a.m. Central Time. The conference call will be available via webcast on the investor portion of Tennant’s Web site. To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Three Months Ended March 31

	2005	2004

Net sales	$126.0	$119.1
Cost of sales	72.0	71.1

Gross profit	54.0	48.0

Gross margin	42.9%	40.3%

Research and development expenses	4.5	4.1
Selling and administrative expenses	43.4	39.6

Total operating expenses	47.9	43.7

Profit from operations	6.1	4.3
Operating margin	4.8%	3.6%

Interest income, net	0.1	0.1
Other (expense) income	(0.4)	—

Earnings before income taxes	5.8	4.4
Income tax expense	2.3	1.8

Net earnings	$3.5	$2.6

Basic EPS	$0.39	$0.28

Diluted EPS	$0.39	$0.28

Average number of diluted shares	9.13	9.19

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TENNANT COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In millions)
	2005	2004

	Mar. 31	Dec. 31	Mar. 31

ASSETS
Cash, cash equivalents and short-term investments	$11.3	$22.9	$19.9
Net receivables	89.8	97.5	87.2
Inventories	59.2	55.9	54.9
Deferred income taxes and other current assets	11.7	12.3	11.5

Total current assets	172.0	188.6	173.5
Net property, plant, and equipment	68.7	69.1	62.6
Long-term deferred taxes	0.2	0.1	1.3
Goodwill and other intangible assets	24.6	25.0	24.4
Other assets	2.8	3.0	1.8

Total assets	$268.3	$285.8	$263.6

	2005	2004

	Mar. 31	Dec. 31	Mar. 31

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.9	$7.7	$7.4
Accounts payable, accrued
expenses and deferred revenue	65.0	74.2	60.6

Total current liabilities	67.9	81.9	68.0
Long-term debt	1.3	1.0	1.5
Long-term deferred taxes	0.2	0.5	—
Long-term employee benefits	24.5	28.4	27.9
Shareholders’ equity	174.4	174.0	166.2

Total liabilities and shareholders’ equity	$268.3	$285.8	$263.6

GEOGRAPHICAL NET SALES(1) (Unaudited)
(In millions)

	Three Months Ended March 31

	2005	2004	% of Change

North America	$82.7	$78.9	4.8%
Europe	30.8	28.5	8.1%
Other International	12.5	11.7	6.8%

Total	$126.0	$119.1	5.8%

(1)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended March 31

	2005	2004

CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$3.5	$2.6

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	3.4	3.4
Deferred tax expense	1.3	0.3
Changes in operating assets and liabilities:
Accounts receivable	8.0	1.3
Inventory	(4.4)	2.0
Accounts payable, accrued expenses and deferred revenue	(8.6)	(0.3)
Other current/noncurrent assets and liabilities	(4.9)	(0.6)
Other, net	0.6	(0.1)

Net cash flows related to operating activities	(1.1)	8.6

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(3.7)	(4.3)
Acquisition of Walter-Broadley, net	—	(6.5)
Sale of short-term investments	6.1	—
Proceeds from disposals of property, plant and equipment	0.5	0.2

Net cash flows related to investing activities	2.9	(10.6)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	—	1.6
Payment of assumed Walter-Broadley debt	—	(2.5)
Payments of long-term debt	(5.0)	—
Proceeds from employee stock issuances	0.5	0.5
Purchase of common stock	(0.8)	(0.6)
Dividends to shareholders	(2.0)	(1.9)

Net cash flows related to financing activities	(7.3)	(2.9)

Effect of exchange rates on cash	—	0.2

Net increase (decrease) in cash and cash equivalents	(5.5)	(4.7)

Cash and cash equivalents at beginning of year	16.8	24.6

Cash and cash equivalents at end of period	$11.3	$19.9

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